UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2016

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8929 (Commission File Number)	94-1369354 (IRS Employer Identification No.)

One Liberty Plaza, 7th Floor New York, New York (Address of principal executive offices)	10006 (Zip Code)

Registrant's telephone number, including area code: (212) 297-0200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On December 22, 2016, the Supreme Court of California (“California Supreme Court”) rendered its decision in the consolidated cases of Augustus, Hall and Davis v. American Commercial Security Services filed on July 12, 2005 in the Superior Court of California, Los Angeles County (the “Augustus case”). The Augustus case is a certified class action involving alleged violations of certain California state laws relating to rest breaks. The case centers on whether requiring security guards to remain on call during paid rest breaks violated Section 226.7 of the California Labor Code. On July 31, 2012, the Superior Court of California, Los Angeles County (the “Superior Court”) entered judgment in favor of plaintiffs in the amount of approximately $89.7 million (the “common fund”) which includes interest through July 6, 2012. Subsequently, the Superior Court also awarded plaintiffs’ attorneys’ fees of approximately $4.5 million in addition to approximately 30% of the common fund. We appealed the Superior Court’s rulings to the Court of Appeals of the State of California, Second Appellate District (the “Court of Appeal”). On December 31, 2014, the Court of Appeal issued its opinion, reversing the judgment in favor of the plaintiffs and vacating the award of $89.7 million in damages and the attorneys’ fees award.  The California Supreme Court held that on-call and on-duty rest breaks are prohibited by California law and reversed the Court of Appeal’s judgment on this issue. Dollar amounts shown do not include interest after July 6, 2012. The Company has not taken a reserve for the Augustus case and is currently assessing any change in light of the decision of the California Supreme Court.

ABM is disappointed in this result and intends to vigorously pursue its options for further review and relief. Specifically, ABM is considering filing a petition for rehearing with the California Supreme Court, which would be due on January 6, 2017. Depending on the resolution of that petition, ABM may consider additional options for further appellate review, including potentially filing a petition for a writ of certiorari with the U.S. Supreme Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED

Dated: December 23, 2016	By:	/s/ Sarah H. McConnell
Sarah H. McConnell
Executive Vice President and General Counsel